Exhibit 3.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information only and is not intended to and does not constitute, or form part of, an invitation or offer to acquire, purchase or subscribe for any securities of the Company.

PLAN TO BUY BACK HONG KONG SHARES ON THE HONG KONG STOCK EXCHANGE

This announcement is made by China Mobile Limited (the “Company”) on a voluntary basis.

Reference is made to (i) the Company’s circular dated 26 March 2021 (the “2021 AGM Circular”) and announcement dated 29 April 2021 in relation to the annual general meeting of the Company held on 29 April 2021 (the “2021 AGM”) and the poll results thereof; and (ii) the Company’s circular dated 24 May 2021 (the “RMB Share Issue Circular”) and announcement dated 4 January 2022 in relation to the RMB Share Issue and the completion thereof. Unless otherwise defined in this announcement, terms used herein shall have the same meanings as defined in the RMB Share Issue Circular.

At the 2021 AGM, the Shareholders granted to the Board the authority to buy back Hong Kong Shares on the Hong Kong Stock Exchange (the “Buy-back Mandate”). As set forth in the 2021 AGM Circular, the details of the Buy-back Mandate are as follows:

Number of Hong Kong Shares to be bought back	Up to 2,047,548,289 Hong Kong Shares, representing up to 10% of the number of issued Hong Kong Shares on the date of the 2021 AGM
Validity period of the Buy-back Mandate	The period from the passing of the resolution granting the Buy-back Mandate until whichever is the earlier of:
	(1)	the conclusion of the next annual general meeting of the Company; or
	(2)	the expiration of the period within which the next annual general meeting of the Company is required by law to be held; or
	(3)	the revocation or variation of the authority given under the resolution granting the Buy-back Mandate by ordinary resolution of the Shareholders in general meeting.
Reasons for buy-backs	Buy-backs will only be made by the Company when the Board believes that such buy-backs will benefit the Company and its Shareholders, depending on the market conditions and funding arrangements.

Funding of buy-backs

Buy-backs would be financed entirely from the Company’s available cash flow or working capital facilities. Any buy-backs will be made out of funds of the Company legally permitted to be utilised in this connection in accordance with the Articles of Association and the laws of Hong Kong, including distributable profits. Under the Companies Ordinance, a company’s distributable profits, in relation to the making of a payment by the company, are those profits out of which the company could lawfully make a distribution equal in value to the payment.

Treatment of Hong Kong Shares to be bought back	Under the Companies Ordinance, the Hong Kong Shares to be bought back by the Company will be regarded as cancelled on buy-back.

Following the Company’s announcement of the RMB Share Issue on 17 May 2021, as the Hong Kong Listing Rules do not permit the Company to issue or announce an issue of Ordinary Shares within 30 days after making any buy-backs, the Company could not exercise its powers under the Buy-back Mandate without prejudicing the timetable of the RMB Share Issue.

As the RMB Share Issue has been completed, after the expiration of the exercise period of the over-allotment option in relation to the RMB Share Issue on 7 February 2022 and subject to compliance with all applicable laws, rules and regulations, the Company plans to exercise its powers under the Buy-back Mandate to make on-market buy-backs of Hong Kong Shares on the Hong Kong Stock Exchange. Such plan has been approved by the Board.

By Order of the Board
China Mobile Limited
Yang Jie
Chairman

Hong Kong, 4 January 2022

FORWARD-LOOKING STATEMENTS

Certain statements contained in this announcement may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, the Company does not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.

As at the date of this announcement, the Board of Directors of the Company comprises Mr. Yang Jie, Mr. Dong Xin, Mr. Wang Yuhang and Mr. Li Ronghua as executive directors and Dr. Moses Cheng Mo Chi, Mr. Paul Chow Man Yiu, Mr. Stephen Yiu Kin Wah and Dr. Yang Qiang as independent non-executive directors.